Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, WA 98104 206 467 3600

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
January 30, 2012	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for Fourth Quarter and Full Year 2011

SEATTLE - Plum Creek Timber Company, Inc. (NYSE: PCL) today announced fourth quarter earnings of $61 million, or $0.38 per diluted share, on revenues of $315 million. Earnings for the fourth quarter of 2010 were $59 million, or $0.37 per diluted share, on revenues of $356 million. Earnings for the fourth quarter of 2010 include a $13 million, or $0.08 per diluted share, loss on the early extinguishment of debt.

Earnings for the full year of 2011 were $193 million, or $1.19 per diluted share, on revenues of $1.17 billion. Earnings for the full year of 2010 were $213 million, or $1.31 per diluted share, on revenues of $1.19 billion. Results for the full year of 2010 include an $11 million, or $0.07 per diluted share, after-tax gain on the first-quarter sale of certain natural gas assets. As a result, income from continuing operations for 2010 was $202 million, or $1.24 per diluted share. Results for 2010 include the loss from the early retirement of debt mentioned above.

“Plum Creek posted another good year in 2011,” said Rick Holley, president and chief executive officer. “Once again, our unmatched geographic diversity helped us manage the business for long-term value despite some challenging market conditions. Income from continuing operations declined from our 2010 level as improved profitability in our Northern Resources segment offset some of the impact from lower log prices in the South. We produced $374 million of cash flow from our operations, more than enough to pay an attractive dividend, reinvest in our business, and maintain a strong balance sheet.

“During the past year we acquired 60,000 acres of productive timberland and repurchased $25 million of common stock at very attractive prices. Both are moves that enhance the long-term value of Plum Creek. As we enter 2012, we have excellent financial flexibility and more than half-a-billion dollars of available liquidity.

“While we are not anticipating a significant rebound in the economy or housing in 2012, we do expect our cash flow to grow in 2012. We expect cash flow from our timber resource segments to improve in 2012 while we expect cash flows from our other business segments to be generally stable. We are well positioned, and looking forward to continued growth in 2012 and beyond.”

Summary of 2011 Results

The company generated $275 million in operating income for 2011, a decline of $22 million from 2010's $297 million operating income. The change was driven by a $22 million decline in operating profit from the company's timber resource segments. Stronger export demand for west coast logs served to improve profitability in the Northern Resources segment by $11 million. This was offset by a decline in Southern

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Exhibit 99.1

log prices when unusually dry weather in 2011 caused a temporary expansion of log supplies. Operating profit in the Southern Resources segment declined $33 million.

The company's harvest level of 15.8 million tons was approximately 2 percent higher than the 2010 harvest of 15.4 million tons. In the North, the total harvest was unchanged. Lower pulpwood harvests in the Northeast were offset by higher sawlog harvests in Oregon where the company responded to growing export demand. As a result, the Northern Resources segment sawlog harvest was 200,000 tons higher than 2010 and sawlog prices averaged approximately 10 percent higher. In the South, the company increased its pulpwood harvest 375,000 tons, nearly 6 percent, to capture relatively attractive pulpwood prices while modestly reducing its sawlog harvest.

In the Real Estate segment, the company reported revenue of $301 million in 2011 and $336 million in 2010. Income was $195 million during 2011 compared with $180 million during 2010. The segment's 2011 results were generated by the sale of approximately 185,000 acres of lands at values generally consistent with those of 2010.

Operating income from the company's Manufacturing segment was $15 million, a decline of $9 million from 2010. The segment's 2010 operating profit benefitted $2 million from the sale of idled mill equipment. Product prices and sales volumes in each of the segment's product lines were largely similar to 2010 levels. Higher raw material costs, particularly resin, reduced segment profitability.

Review of Quarterly Operations

The Northern Resources segment reported operating profit of $7 million for the fourth quarter, compared to a $1 million profit reported in the fourth quarter of 2010. Sawlog prices have improved significantly in the Pacific Northwest over the past year as export demand increased, particularly from China. As a result, the average Northern Resource sawlog price increased $5 per ton, or approximately 7 percent, from the fourth quarter of 2010. The company increased its sawlog harvest 195,000 tons, or approximately 40 percent, compared to the same period of 2010 in response to the more attractive pricing. Average pulpwood prices were $2 per ton, or 6 percent, higher when compared to the same period of 2010 as demand for pulpwood in the Lake States and Northeast regions remained solid. The fourth quarter's pulpwood harvest of approximately 460,000 tons was slightly higher than the same period of 2010.

The Southern Resources segment reported fourth quarter operating profit of $19 million, down $9 million from the fourth quarter of 2010. Timber prices in the US South have declined approximately 10 percent over the past year as dry weather patterns across the South in 2011 expanded the supply of available timber. Prices for sawlogs declined approximately $2 per ton and pulpwood prices have declined about $1 per ton from the fourth quarter of 2010. Rather than harvest at these prices, the company reduced its sawlog harvest by approximately 10 percent. Pulpwood prices remained attractive by historic standards and the company increased its pulpwood harvest approximately 100,000 tons, or 6 percent, compared to the same period of 2010.

The Real Estate segment reported revenue of $93 million and operating profit of $61 million in the fourth quarter of 2011. The segment reported $155 million of revenue and $73 million of operating profit for the fourth quarter of 2010. The 2010 results include $89 million of revenue and $37 million of operating income from the final phase of the Montana conservation sale.

During the fourth quarter, the company sold approximately 40,000 acres of land, approximately 18,000 acres of which consisted of a large, non-strategic sale of timberlands in western Oregon for $60 million. The balance of the properties sold consisted of 8,700 acres of rural recreation lands that captured

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Exhibit 99.1

approximately $2,100 per acre. Approximately 7,300 acres of conservation lands sold for nearly $1,000 per acre, and 5,400 acres of lower productivity, non-strategic properties captured $1,345 per acre.

The Manufacturing segment reported operating profit of $3 million for the fourth quarter of 2011, unchanged from the same period of 2010. Prices for lumber, plywood, and MDF were similar to fourth quarter 2010 levels. Lumber sales volumes were similar to those of the fourth quarter of 2010, while plywood and MDF sales volumes improved 15 percent and 17 percent, respectively.

Recent Acquisition of Timber

Last week the company completed the purchase of approximately 4.7 million tons of mature southern yellow pine timber in a negotiated timber deed transaction valued at $103 million. The timber is located in the Gulf South region where the company has a market-leading presence and a broad and established customer base. This purchase is exclusively composed of standing mature and near-mature southern yellow pine plantation timber. With biologic growth, the timber is expected to produce between 700,000 tons and 800,000 tons of annual harvest over the next eight years with sawlogs accounting for approximately 80 percent of the harvest volume. The acquisition is expected to be cash flow accretive and earnings neutral in the first year and become increasingly earnings and cash flow accretive over the eight-year life of the investment.

Outlook

The company plans to harvest between 16.5 and 17.0 million tons of timber this year, up from 2011's 15.8 million ton harvest. The harvest expectations for 2012 incorporate the planned harvest volume from the recently acquired timber deed mentioned above.
Real Estate segment sales for the year are expected to be between $275 million and $325 million with a higher than typical land basis expense of approximately 40 percent of sales. The higher land basis reduces our reported net income approximately $0.25 per share when compared to 2011, but has no effect on cash flow. First quarter sales are expected to be as much as $120 million.

The Manufacturing segment is expected to generate income similar to 2011's $15 million profit.

Third-party interest expense in 2012 is expected to be similar to 2011's $81 million level.

Reflecting all of these factors, the company expects 2012 income to be between $1.00 and $1.25 per share. The company expects to report first quarter income between $0.20 and $0.25 per share.

“The decline in the midpoint of our earnings outlook for 2012 is a function of the higher land basis expense we expect this year in our Real Estate segment. Overall, we expect the fundamental performance of our core timber resource business to improve and expect the balance of our businesses to be stable contributors in the coming year. As a result, we expect cash flow in 2012 to increase approximately $50 million from 2011's results.

“Disciplined capital allocation is the most effective tool we use to preserve and grow shareholder value. In 2012, we will evaluate all our opportunities for value creation including debt reduction, share repurchase, and acquisitions,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Jan. 30, at 5:00 p.m. EST (2:00 p.m. PST). A live webcast

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Exhibit 99.1

of the conference call may be accessed through Plum Creek's Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek's earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek's earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-855-859-2056 or 1-404-537-3406 (international calls), using the code 21121105.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the Investors section of Plum Creek's website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 6.6 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In Millions, Except Per Share Amounts)	Year Ended December 31,
	2011	2010
REVENUES:
Timber	$572	$569
Real Estate	301	336
Manufacturing	273	265
Other	21	20
Total Revenues	1,167	1,190

COSTS AND EXPENSES:
Cost of Goods Sold:
Timber	445	421
Real Estate	92	148
Manufacturing	250	236
Other	2	2
Total Cost of Goods Sold	789	807
Selling, General and Administrative	106	95
Total Costs and Expenses	895	902

Other Operating Income (Expense), net	3	9

Operating Income	275	297

Equity Earnings from Timberland Venture	56	57

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	81	80
Interest Expense (Note Payable to Timberland Venture)	58	58
Total Interest Expense, net	139	138

Loss on Extinguishment of Debt	—	(13)

Income before Income Taxes	192	203

Provision (Benefit) for Income Taxes	(1)	1

Income from Continuing Operations	193	202

Gain on Sale of Properties, net of tax	—	11

Net Income	$193	$213

PER SHARE AMOUNTS:

Income from Continuing Operations – Basic	$1.19	$1.25
Income from Continuing Operations – Diluted	$1.19	$1.24

Net Income per Share – Basic	$1.19	$1.31
Net Income per Share – Diluted	$1.19	$1.31

Weighted-Average Number of Shares Outstanding
– Basic	161.7	162.1
– Diluted	162.0	162.3

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In Millions, Except Per Share Amounts)	Quarter Ended December 31,
	2011	2010
REVENUES:
Timber	$151	$140
Real Estate	93	155
Manufacturing	65	57
Other	6	4
Total Revenues	315	356

COSTS AND EXPENSES:
Cost of Goods Sold:
Timber	118	104
Real Estate	24	79
Manufacturing	60	52
Other	1	1
Total Cost of Goods Sold	203	236
Selling, General and Administrative	29	25
Total Costs and Expenses	232	261

Other Operating Income (Expense), net	—	—

Operating Income	83	95

Equity Earnings from Timberland Venture	12	13

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	20	21
Interest Expense (Note Payable to Timberland Venture)	15	15
Total Interest Expense, net	35	36

Loss on Extinguishment of Debt	—	(13)

Income before Income Taxes	60	59

Provision (Benefit) for Income Taxes	(1)	—

Net Income	$61	$59

PER SHARE AMOUNTS:

Net Income per Share – Basic	$0.38	$0.37
Net Income per Share – Diluted	$0.38	$0.37

Weighted-Average Number of Shares Outstanding
– Basic	161.4	161.6
– Diluted	161.6	161.9

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In Millions, Except Per Share Amounts)	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$254	$252
Accounts Receivable	28	21
Inventories	48	49
Deferred Tax Asset	6	7
Assets Held for Sale	103	57
Other Current Assets	15	24
	454	410

Timber and Timberlands, net	3,377	3,405
Property, Plant and Equipment, net	138	146
Equity Investment in Timberland Venture	201	201
Deferred Tax Asset	17	10
Investment in Grantor Trusts (at Fair Value)	36	35
Other Assets	36	44
Total Assets	$4,259	$4,251

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$352	$94
Line of Credit	348	166
Accounts Payable	25	25
Interest Payable	26	23
Wages Payable	20	23
Taxes Payable	9	12
Deferred Revenue	27	25
Other Current Liabilities	8	7
	815	375

Long-Term Debt	1,290	1,643
Note Payable to Timberland Venture	783	783
Other Liabilities	108	76
Total Liabilities	2,996	2,877

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 Par Value, Authorized Shares – 75.0, Outstanding – None	—	—
Common Stock, $0.01 Par Value, Authorized Shares – 300.6, Outstanding (net of Treasury Stock) – 161.3 at December 31, 2011 and 161.6 at December 31, 2010	2	2
Additional Paid-In Capital	2,261	2,243
Retained Earnings (Accumulated Deficit)	(28)	51
Treasury Stock, at Cost, Common Shares – 26.9 at December 31, 2011 and 26.2 at December 31, 2010	(937)	(911)
Accumulated Other Comprehensive Income (Loss)	(35)	(11)
Total Stockholders’ Equity	1,263	1,374
Total Liabilities and Stockholders’ Equity	$4,259	$4,251

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Year Ended December 31,
(In Millions)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$193	$213
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	96	96
Basis of Real Estate Sold	77	132
Equity Earnings from Timberland Venture	(56)	(57)
Distributions from Timberland Venture	56	57
Deferred Income Taxes	—	1
Gain on Sale of Properties and Other Assets	—	(13)
Loss on Extinguishment of Debt	—	13
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	11	3
Timber Deed Acquired	(5)	—
Pension Plan Contributions	(3)	(4)
Working Capital Changes Impacting Cash Flow:
Income Tax Receivable	(1)	13
Other Working Capital Changes	(7)	(17)
Other	13	12
Net Cash Provided By Operating Activities	374	449

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures (Excluding Timberland Acquisitions)	(70)	(71)
Timberlands and Minerals Acquired	(101)	—
Proceeds from Sale of Properties and Other Assets	—	13
Purchases of Marketable Securities	—	(2)
Other	—	2
Net Cash Used In Investing Activities	(171)	(58)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends	(272)	(272)
Borrowings on Line of Credit	1,921	1,783
Repayments on Line of Credit	(1,739)	(1,937)
Proceeds from Issuance of Long-Term Debt	—	575
Debt Issuance Costs	—	(7)
Principal Payments and Retirement of Long-Term Debt	(95)	(531)
Proceeds from Stock Option Exercises	10	2
Acquisition of Treasury Stock	(26)	(51)
Net Cash Used In Financing Activities	(201)	(438)

Increase (Decrease) In Cash and Cash Equivalents	2	(47)
Cash and Cash Equivalents:
Beginning of Period	252	299

End of Period	$254	$252

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Quarter Ended December 31,
(In Millions)	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$61	$59
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	26	24
Basis of Real Estate Sold	20	75
Equity Earnings from Timberland Venture	(12)	(13)
Distributions from Timberland Venture	—	1
Deferred Income Taxes	(2)	—
Loss on Extinguishment of Debt	—	13
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(3)	(2)
Timber Deed Acquired	(5)	—
Working Capital Changes	(8)	(16)
Other	3	(4)
Net Cash Provided By Operating Activities	80	137

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures (Excluding Timberland Acquisitions)	(27)	(20)
Timberlands and Minerals Acquired	(13)	—
Purchases of Marketable Securities	—	(2)
Other	—	1
Net Cash Used In Investing Activities	(40)	(21)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends	(67)	(67)
Borrowings on Line of Credit	824	278
Repayments on Line of Credit	(778)	(432)
Proceeds from Issuance of Long-Term Debt	—	575
Debt Issuance Costs	—	(7)
Principal Payments and Retirement of Long-Term Debt	(46)	(478)
Proceeds from Stock Option Exercises	1	—
Acquisition of Treasury Stock	(10)	—
Other	(1)	—
Net Cash Used In Financing Activities	(77)	(131)

Increase (Decrease) In Cash and Cash Equivalents	(37)	(15)
Cash and Cash Equivalents:
Beginning of Period	291	267

End of Period	$254	$252